UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 8, 2013

Move, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26659	95-4438337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Almaden Boulevard, Suite 800
San Jose, California 95113

 (Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (408) 558-7100

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

As previously announced, Move, Inc. (the “Company”) entered into a purchase agreement on August 6, 2012 (the “Purchase Agreement”) pursuant to which the Company agreed to sell $85 million principal amount of 2.75% Convertible Senior Notes due 2018 (plus up to an additional $15 million principal amount at the option of the initial purchaser named in the Purchase Agreement) (the “Notes”) in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”).  Offers and sales of the Notes by the initial purchaser were made only to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Act. The Notes and any shares of the Company’s common stock issuable upon conversion of the Notes have not been registered under the Act and may not be resold without registration under the Act or pursuant to an exemption from the registration requirements thereof.

On August 7, 2013, the initial purchaser informed the Company that it would exercise its option in full.  On August 8, 2013, the Company issued a press release announcing the exercise of the option to purchase the additional $15 million of the Notes; a copy of such press release is attached hereto as Exhibit 99.1.

On August 12, 2013, the Company completed the sale of $100 million principal amount of the Notes.  The Company’s net proceeds from the sale of the Notes are estimated to be approximately $96.6 million after deducting the discount to the initial purchaser and estimated offering expenses payable by the Company.  On August 12, 2013, in connection with the sale of the Notes, the Company purchased 1,798,561 shares of its outstanding common stock in privately negotiated transactions for an aggregate purchase price of approximately $25 million.  The Company intends to use the remainder of the net proceeds of the Notes offering for general corporate purposes and possible future acquisitions or strategic transactions.

Indenture

The Notes were issued pursuant to an indenture entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”) on August 12, 2013 (the “Indenture”).  The Notes mature on September 1, 2018, unless earlier converted or repurchased. The Notes are the Company’s senior unsecured obligations and rank: senior in right of payment to any indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any existing and future liabilities that are not so subordinated; effectively junior in right of payment to any secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The Company will pay interest on the Notes at an annual rate of 2.75% payable on March 1 and September 1 of each year, beginning March 1, 2014.  In certain circumstances set forth in the Indenture, the Notes may be converted into shares of the Company’s common stock, cash or a combination of cash and common stock at the Company’s election based on an initial conversion rate of 53.2907 shares of common stock per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $18.77 per share of common stock), subject to adjustment as provided in the Indenture.

The Notes will be convertible prior to the close of business on the scheduled trading day immediately preceding June 1, 2018, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•                  during any calendar quarter commencing after the calendar quarter ending on December 31, 2013 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•                  during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•                  upon the occurrence of specified corporate events.

On or after June 1, 2018, until the close of business on the business day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

The Company may not redeem the Notes prior to maturity, and no sinking fund is provided for the Notes.

The Indenture contains customary events of default with respect to the Notes, including failure to make required payments, failure to comply with certain agreements or covenants, acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the Notes.

If the Company undergoes a fundamental change, holders may require the Company to repurchase for cash all or any portion of their Notes.

The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture which is included as Exhibit 4.1 to this report and is incorporated herein by reference.

Item 1.02              Termination of a Material Definitive Agreement.

On August 12, 2013, in connection with the offering of the Notes described under Item 1.01 of this report, the Company terminated its Loan Agreement dated September 20, 2011, by and between the Company and Bank of America, N.A. (the “Bank”), as amended (the “Loan Agreement”).  The Company remains a customer of the Bank for depository, investment and other banking purposes.

The Loan Agreement provided for borrowings of up to $20.0 million in principal, on a revolving basis, at an interest rate of BBA LIBOR +2.5%, which would have been available until August 31, 2013.  At the time of termination, the Company had no amounts outstanding under the Loan Agreement and there were no material early termination penalties incurred as a result of its termination.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report with respect to the Notes and the Indenture is incorporated herein by reference.

Item 3.02              Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this report with respect to the Notes and the Indenture is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

4.1	Indenture, dated as of August 12, 2013, between Move, Inc. and U.S. Bank National Association as Trustee
99.1	Press release, dated August 8, 2013 announcing the exercise of the option to purchase additional Notes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVE, INC.

Date: August 12, 2013
	By:	/s/ James S. Caulfield
James S. Caulfield

Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated as of August 12, 2013, between Move, Inc. and U.S. Bank National Association as Trustee
99.1	Press release, dated August 8, 2013 announcing the exercise of the option to purchase additional Notes